Cooper Standard Reports Second Quarter Results

NOVI, Mich., July 31, 2018 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the second quarter 2018.

Second Quarter 2018 Highlights

•	Sales increased 2.1 percent to $928.3 million

•	Net income of $41.9 million or $2.28 per diluted share

•	Adjusted EBITDA of $107.9 million or 11.6 percent of sales

•	Adjusted net income of $50.3 million or $2.74 per diluted share

•	Net new business awards totaled $144 million for the quarter

During the second quarter of 2018, the Company generated net income of $41.9 million, or $2.28 per diluted share, and adjusted EBITDA of $107.9 million on sales of $928.3 million. These results compare to net income of $40.5 million, or $2.14 per diluted share, and adjusted EBITDA of $113.8 million on sales of $909.1 million in the second quarter of 2017. The Company’s adjusted EBITDA as a percent of sales (“Adjusted EBITDA Margin”) for the second quarter of 2018 was 11.6 percent compared to 12.5 percent in the second quarter of 2017.

“Our team continued to perform well despite challenging market conditions in the quarter,” stated Jeffrey Edwards, chairman and CEO of Cooper Standard. “We are on pace for a record year of new business awards and our focus on driving cost efficiencies generated nearly $22 million in savings within our core business. In addition, we announced two strategic acquisitions that will expand our product offerings and further diversify the markets we serve. We expect improved performance in the second half of the year as the volume and mix of vehicle production returns to planned levels, especially in North America.”

The Company’s second quarter net income, excluding restructuring and other special items (“adjusted net income”), totaled $50.3 million, or $2.74 per diluted share, compared to $49.0 million, or $2.60 per diluted share in the second quarter of 2017. The change in adjusted net income was driven primarily by improvements in operating efficiency and lower selling, general administrative and engineering (“SGA&E”) expense, partially offset by unfavorable volume and mix, customer price reductions and higher material costs. The improvement in adjusted net income per share was driven by the increase in adjusted net income and lower average diluted shares outstanding, which is primarily due to the Company’s repurchase of 698,088 shares between June 30, 2017 and June 30, 2018.

For the first six months of 2018, the Company reported net income of $98.7 million, or $5.36 per diluted share on sales of $1.90 billion. Adjusted EBITDA for the first six months of the year was $230.5 million. By comparison, the Company reported net income of $82.2 million, or $4.34 per diluted share, and adjusted EBITDA of $224.8 million on sales of $1.81 billion in the first six months of 2017. The Company’s adjusted EBITDA margin for the first six months of 2018 was 12.2 percent compared to 12.4 percent in the first six months of 2017.

Adjusted net income for the first six months of 2018 was $114.1 million or $6.19 per diluted share. This compares to adjusted net income of $104.9 million or $5.54 per diluted share in the first six months of 2017.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted earnings per share are non-GAAP measures. Definitions of these measures and reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Notable Developments

During the second quarter, Cooper Standard launched 51 new customer programs and was awarded $144 million in annual net new business. New contract awards for the Company’s recent product innovations, including both new and replacement business, totaled $49 million in the quarter. Subsequent to the end of the quarter, the Company received its first production order for FortrexTM sealing products in China. Cooper Standard’s expanding portfolio of commercialized innovation products includes: MagAlloy™; ArmorHose™; ArmorHose™ TPV; Gen III Posi-Lock; TP Microdense; and Fortrex™.

Cooper Standard continues to pursue a strategy of profitable growth through organic activities as well as strategic acquisitions. During the second quarter, the Company agreed to acquire a majority ownership stake in the automotive business of LS Mtron of South Korea. This acquisition will expand Cooper Standard’s product and technology portfolio to include brake jounce lines and charged air cooling components. In addition, the LS Mtron acquisition will improve the Company’s positioning with key Korean automotive customers and expand its competitive position in China and South America. Final closing of this acquisition is subject to customary regulatory approval.

Subsequent to the end of the second quarter, Cooper Standard announced an agreement to acquire Lauren Manufacturing and Lauren Plastics from Lauren International. Upon closing, these acquisitions will significantly expand the Company’s Industrial and Specialty Group (ISG), consistent with a strategy to further diversify Company sales and profits outside of the automotive industry.

Consolidated Results

Second quarter 2018 sales increased by $19.1 million or 2.1 percent compared to the second quarter of 2017. The year-over-year increase was primarily attributable to $29.0 million of favorable foreign exchange, primarily in Europe and Asia, and improved volume and mix, primarily in Europe. These were partially offset by customer price reductions.

Second quarter adjusted EBITDA decreased by $5.9 million or 5.2 percent compared to the second quarter of 2017. The year-over-year change was primarily attributable to unfavorable volume and mix, customer price reductions, higher net material costs and general inflation, partially offset by net operational efficiencies of $21.8 million, lower SGA&E and compensation expense, and favorable foreign exchange.

The Company has adopted a new accounting standard related to Compensation - Retirement Benefits (ASU 2017-07) that reclassifies the presentation of the components of net periodic benefit costs in the statements of net income. As a result, prior period data have been recast.

Segment Results

North America

The Company’s North America segment reported sales of $477.6 million in the second quarter, a decrease of 0.8 percent compared to $481.6 million in sales reported in the second quarter 2017. The year-over-year change was primarily attributable to customer price reductions.

North America segment profit was $59.7 million, or 12.5 percent of sales, in the second quarter. This compared to segment profit of $64.5 million or 13.4 percent of sales in the second quarter 2017. The year-over-year change in segment profit was driven primarily by customer price reductions, general inflation, unfavorable volume and mix, and higher net material costs, partially offset by net operational efficiencies and lower SGA&E expense.

Europe

The Company’s Europe segment reported sales of $279.1 million in the second quarter, an increase of 7.2 percent compared to sales of $260.4 million in the second quarter 2017. The year-over-year improvement was primarily attributable to favorable foreign exchange and favorable volume and mix, net of customer price reductions.

The Europe segment reported a loss of $5.4 million in the second quarter compared to segment loss of $3.1 million in the second quarter of 2017. The year-over-year change was primarily attributable to net customer price adjustments and higher net material costs, partially offset by net operating efficiencies, restructuring savings and lower SGA&E expense.

Asia Pacific

The Company’s Asia Pacific segment reported sales of $148.0 million in the second quarter, an increase of 5.1 percent compared to sales of $140.8 million in the second quarter 2017. The year-over-year increase was largely attributable to favorable foreign exchange and incremental sales from acquisitions, partially offset by unfavorable volume and mix, and customer price reductions.

The Asia Pacific segment reported segment profit of $1.4 million in the second quarter of 2018, compared to $4.5 million in the second quarter 2017. The year-over-year change was primarily attributable to unfavorable volume and mix and customer price reductions, partially offset by net favorable material costs and net operational efficiencies.

South America

The Company’s South America segment reported sales of $23.5 million in the second quarter, a decrease of 10.3 percent compared to sales of $26.2 million in the second quarter of 2017. The decline was primarily attributable to unfavorable foreign exchange.

The South America segment reported a loss of $3.4 million in the second quarter, compared to a segment loss of $3.8 million in the second quarter of 2017.

Liquidity and Cash Flow

At June 30, 2018, Cooper Standard had cash and cash equivalents totaling $440.2 million. Net cash provided by operating activities in the second quarter 2018 was $108.9 million and free cash flow for the quarter (defined as net cash used/provided by operating activities minus capital expenditures) was $70.0 million.

In addition to cash and cash equivalents, the Company had $200.5 million available under its amended senior asset-based revolving credit facility (“ABL”) for total liquidity of $640.7 million at June 30, 2018.

Total debt at June 30, 2018 was $757.2 million. Net debt (defined as total debt minus cash and cash equivalents) was $317.0 million. Cooper Standard’s net leverage ratio (defined as net debt divided by trailing 12 months adjusted EBITDA) at June 30, 2018 was 0.7 times.

During the second quarter the Company used $43.5 million of cash to repurchase shares of its common stock through an accelerated share repurchase program as well as open market transactions. In June 2018, the Company’s board of directors approved a new common stock repurchase program authorizing the Company to repurchase, in aggregate, up to $150.0 million of its outstanding common stock.

Outlook

Based on the results achieved in the first half and the industry and economic outlook, including commodity price expectations, for the rest of the year, the Company has refined its guidance for the full year 2018 as summarized below:

	Previous Guidance (5/1/2018)	Current Guidance
Sales	$3.55 - $3.60 billion	$3.60 - $3.70 billion
Adjusted EBITDA Margin[1]	12.7% - 13.3%	12.7% - 13.0%
Capital Expenditures as a percent of sales	5.5% - 5.9%	5.7% - 5.9%
Cash Restructuring	$25 - $35 million	$35 - $40 million
Effective Tax Rate	20% - 24%	18% - 22%

1 Adjusted EBITDA Margin is a non-GAAP financial measure. We have not provided a reconciliation of projected adjusted EBITDA margin range to projected net income margin range because full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, we cannot reconcile projected adjusted EBITDA margin range to a comparable US GAAP net income margin range without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on August 1, 2018 at 9 a.m. ET to discuss its second quarter 2018 results, provide a general business update and respond to investor questions. A link to the live webcast of the call (listen only) and presentation materials will be available on Cooper Standard’s Investor Relations website at www.ir.cooperstandard.com/events.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 95008498 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.

Individuals unable to participate during the live call may visit the investors’ portion of the Cooper Standard website (www.ir.cooperstandard.com) for a replay of the webcast.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include rubber and plastic sealing, fuel and brake lines, fluid transfer hoses and anti-vibration systems. Cooper Standard employs more than 32,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; entering new markets; possible variability of our working capital requirements; risks associated with our international operations; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks or other disruptions in our information technology systems; the possible volatility of our annual effective tax rate; changes in our assumptions used for evaluation of deemed repatriation tax and the remeasurement of our deferred tax assets and liabilities, including as a result of IRS issuing guidance on the Tax Cuts and Jobs Act that may change our assumptions; the possibility of future impairment charges to our goodwill and long-lived assets; and our dependence on our subsidiaries for cash to satisfy our obligations.
You should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.
This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6211
roger.hendriksen@cooperstandard.com	sswenzl@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
(Unaudited)
(Dollar amounts in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Sales	$928,262	$909,145	$1,895,653	$1,811,196
Cost of products sold	776,897	736,957	1,573,408	1,469,006
Gross profit	151,365	172,188	322,245	342,190
Selling, administration & engineering expenses	76,339	85,515	156,779	172,569
Amortization of intangibles	3,399	3,536	6,805	7,131
Impairment charges	—	—	—	4,270
Restructuring charges	10,013	8,323	17,138	18,311
Operating profit	61,614	74,814	141,523	139,909
Interest expense, net of interest income	(9,973)	(10,293)	(19,773)	(21,532)
Equity in earnings of affiliates	1,248	1,400	2,935	3,075
Loss on refinancing and extinguishment of debt	—	(1,020)	(770)	(1,020)
Other expense, net	(557)	(2,721)	(2,276)	(3,858)
Income before income taxes	52,332	62,180	121,639	116,574
Income tax expense	9,130	20,530	21,021	32,420
Net income	43,202	41,650	100,618	84,154
Net income attributable to noncontrolling interests	(1,325)	(1,194)	(1,949)	(1,992)
Net income attributable to Cooper-Standard Holdings Inc.	$41,877	$40,456	$98,669	$82,162

Weighted average shares outstanding
Basic	18,000,579	17,863,203	17,996,058	17,803,430
Diluted	18,371,775	18,865,967	18,419,952	18,919,591

Earnings per share:
Basic	$2.33	$2.26	$5.48	$4.61
Diluted	$2.28	$2.14	$5.36	$4.34

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	June 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$440,233	$515,952
Accounts receivable, net	507,189	494,049
Tooling receivable	120,746	112,561
Inventories	184,916	170,196
Prepaid expenses	36,949	33,205
Other current assets	98,511	100,778
Total current assets	1,388,544	1,426,741
Property, plant and equipment, net	966,313	952,178
Goodwill	170,720	171,852
Intangible assets, net	61,195	69,091
Other assets	113,511	105,786
Total assets	$2,700,283	$2,725,648

Liabilities and Equity
Current liabilities:
Debt payable within one year	$34,243	$34,921
Accounts payable	524,981	523,296
Payroll liabilities	121,379	123,090
Accrued liabilities	100,658	145,650
Total current liabilities	781,261	826,957
Long-term debt	723,002	723,325
Pension benefits	170,418	180,173
Postretirement benefits other than pensions	60,810	61,921
Other liabilities	76,673	78,183
Total liabilities	1,812,164	1,870,559
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	18	18
Additional paid-in capital	500,683	512,815
Retained earnings	583,522	511,367
Accumulated other comprehensive loss	(226,523)	(197,631)
Total Cooper-Standard Holdings Inc. equity	857,700	826,569
Noncontrolling interests	30,419	28,520
Total equity	888,119	855,089
Total liabilities and equity	$2,700,283	$2,725,648

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2018	2017
Operating Activities:
Net income	$100,618	$84,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	66,367	57,914
Amortization of intangibles	6,805	7,131
Impairment charges	—	4,270
Share-based compensation expense	10,342	11,694
Equity in earnings of affiliates, net of dividends related to earnings	1,573	2,307
Loss on refinancing and extinguishment of debt	770	1,020
Other	2,449	9,829
Changes in operating assets and liabilities	(90,613)	(113,618)
Net cash provided by operating activities	98,311	64,701
Investing activities:
Capital expenditures	(106,699)	(98,149)
Acquisition of businesses, net of cash acquired	(6,195)	—
Proceeds from sale of fixed assets and other	(139)	348
Net cash used in investing activities	(113,033)	(97,801)
Financing activities:
Principal payments on long-term debt	(2,062)	(11,297)
Increase in short-term debt, net	224	541
Purchase of noncontrolling interests	(2,450)	—
Repurchase of common stock	(43,525)	(7,514)
Proceeds from exercise of warrants	—	707
Taxes withheld and paid on employees' share based payment awards	(11,279)	(11,671)
Other	(327)	(792)
Net cash used in financing activities	(59,419)	(30,026)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(865)	(16,257)
Changes in cash, cash equivalents and restricted cash	(75,006)	(79,383)
Cash, cash equivalents and restricted cash at beginning of period	518,461	482,979
Cash, cash equivalents and restricted cash at end of period	$443,455	$403,596

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
	Balance as of
	June 30, 2018	December 31, 2017
Cash and cash equivalents	$440,233	$515,952
Restricted cash included in other current assets	86	88
Restricted cash included in other assets	3,136	2,421
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$443,455	$518,461

Non-GAAP Measures
EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and free cash flow to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales. Adjusted net income is defined as net income adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted basic and diluted earnings per share is defined as adjusted net income divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Net debt is defined as total debt minus cash and cash equivalents. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and free cash flow as supplements to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and free cash flow differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income, it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides reconciliation of EBITDA and adjusted EBITDA from net income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income attributable to Cooper-Standard Holdings Inc.	$41,877	$40,456	$98,669	$82,162
Income tax expense	9,130	20,530	21,021	32,420
Interest expense, net of interest income	9,973	10,293	19,773	21,532
Depreciation and amortization	36,914	33,188	73,173	65,045
EBITDA	$97,894	$104,467	$212,636	$201,159
Restructuring charges	10,013	8,323	17,138	18,311
Loss on refinancing and extinguishment of debt (1)	—	1,020	770	1,020
Impairment charges (2)	—	—	—	4,270
Adjusted EBITDA	$107,907	$113,810	$230,544	$224,760

Sales	$928,262	$909,145	$1,895,653	$1,811,196
Net income margin	4.5%	4.4%	5.2%	4.5%
Adjusted EBITDA margin	11.6%	12.5%	12.2%	12.4%

(1)	Loss on refinancing and extinguishment of debt related to the amendment of the Term Loan Facility.

(2)	Non-cash impairment charges related to fixed assets.

Adjusted Net Income and Adjusted Earnings Per Share
(Unaudited)
(Dollar amounts in thousands, except per share amounts)

The following table provides reconciliation of net income to adjusted net income and the respective earnings per share amounts:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income attributable to Cooper-Standard Holdings Inc.	$41,877	$40,456	$98,669	$82,162
Restructuring charges	10,013	8,323	17,138	18,311
Loss on refinancing and extinguishment of debt (1)	—	1,020	770	1,020
Impairment charges (2)	—	—	—	4,270
Tax impact of adjusting items (3)	(1,595)	(780)	(2,496)	(875)
Adjusted net income	$50,295	$49,019	$114,081	$104,888

Weighted average shares outstanding:
Basic	18,000,579	17,863,203	17,996,058	17,803,430
Diluted	18,371,775	18,865,967	18,419,952	18,919,591

Earnings per share:
Basic	$2.33	$2.26	$5.48	$4.61
Diluted	$2.28	$2.14	$5.36	$4.34

Adjusted earnings per share:
Basic	$2.79	$2.74	$6.34	$5.89
Diluted	$2.74	$2.60	$6.19	$5.54

(1)	Loss on refinancing and extinguishment of debt related to the amendment of the Term Loan Facility.

(2)	Non-cash impairment charges related to fixed assets.

(3)
Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)

The following table defines free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$108,867	$61,012	$98,311	$64,701
Capital expenditures	(38,841)	(39,879)	(106,699)	(98,149)
Free cash flow	$70,026	$21,133	$(8,388)	$(33,448)